Exhibit 13.4

Ernst & Young Hua Ming LLP Level 16, Ernst&Young Tower Oriental Plaza No.1 East Chang An Avenue Dong Cheng District Beijing, China 100738	安永华明会计师事务所（特殊普通合伙） 中国北京市东城区东长安街1号 东方广场安永大楼16层 邮政编码：100738	Tel电话: +86 10 5815 3000 Fax传真: +86 10 8518 8298 ey.com

April 22, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of China Eastern Airlines Corporation Limited’s Annual Report on Form 20-F for the year ended December 31, 2014 and are in agreement with the statements contained in the sixth to the twelfth paragraphs of 16F(a) on pages 105-106 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China